The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying preliminary prospectus are not offering to sell or soliciting an offer to buy, nor shall there be any offer or sale of, the securities to which this preliminary prospectus supplement and the accompanying prospectus relate in any jurisdiction in which such an offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-173760

SUBJECT TO COMPLETION, DATED AUGUST 7, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated April 28, 2011)

$                 % Debentures due 2042

The     % Debentures due 2042, which we refer to as the “debentures” or the “debt securities,” will be issued by Time Warner Cable Inc. and will be guaranteed by our subsidiaries, Time Warner Entertainment Company, L.P. and TW NY Cable Holding Inc. (together, the “Guarantors”). We use the term “securities” to refer to the debt securities and related guarantees. The debt securities and related guarantees will be unsecured and will rank equally in right of payment with all of our and the Guarantors’ respective unsecured and unsubordinated obligations from time to time outstanding.

The debentures will mature on                     , 2042 and bear interest at a rate of     % per year. Interest on the debentures will be payable semi-annually in arrears on                      and                      of each year, beginning on                 , 2013.

We may redeem any of the debentures, as a whole or in part at any time, at our option, at the redemption prices set forth under the heading “Description of the Debentures—Optional Redemption” on page S-12.

Investing in the securities involves risks. See the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2011.

The securities will not be listed on any securities exchange. Currently, there is no public market for the securities.

	Per Debenture due 2042		Total
Public Offering Price		%	$
Underwriting Discount		%	$
Proceeds to Time Warner Cable		%	$

Interest on the securities will accrue from August     , 2012.

Neither the United States Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the securities in book-entry form will be made only through The Depository Trust Company, Clearstream Banking S.A. Luxembourg and the Euroclear System on or about August     , 2012 against payment in immediately available funds.

Joint Book-Running Managers

BNP PARIBAS	Citigroup	Morgan Stanley

The date of this Prospectus Supplement is August     , 2012.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the securities that we are currently offering. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time, some of which may not apply to the securities that we are currently offering. Generally, the term “prospectus” refers to both parts combined.

If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide to you. No person is authorized to provide you with different information or to offer the securities in any state or other jurisdiction where the offer is not permitted. We do not, and the underwriters and their affiliates do not, take any responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. This document may only be used where it is legal to sell these securities. The information in this document or any document incorporated by reference herein may only be accurate on the date of the document in which it is contained.

Unless the context otherwise requires, references to “Time Warner Cable,” “TWC,” “our company,” “we,” “us” and “our” in this prospectus supplement and in the accompanying prospectus are references to Time Warner Cable Inc. and its subsidiaries. Time Warner Entertainment Company, L.P. is referred to herein as “TWE.” TW NY Cable Holding Inc. is referred to herein as “TW NY,” and together with TWE, the “Guarantors.” Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus.

The securities are being offered only for sale in jurisdictions where it is lawful to make such offers. Offers and sales of the securities in the European Union, the United Kingdom, Hong Kong, Japan and Singapore are subject to restrictions, the details of which are set out in the section entitled “Underwriting.” The distribution of this prospectus supplement and the accompanying prospectus and the offering of the securities in other jurisdictions may also be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting” beginning on page S-21 of this prospectus supplement.

INCORPORATION BY REFERENCE

In this prospectus supplement, we “incorporate by reference” certain information that we file with the Securities and Exchange Commission (the “SEC”), which means that we can disclose important information to you by referring you to that information. The information we incorporate by reference is an important part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus supplement:

•

Annual report on Form 10-K for the year ended December 31, 2011 (filed February 17, 2012), including portions of the proxy statement for our 2012 annual meeting of stockholders (filed April 3, 2012) to the extent specifically incorporated by reference therein (collectively, the “2011 Form 10-K”);

•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2012 (filed April 26, 2012) and June 30, 2012 (filed August 2, 2012) (the “June 2012 Form 10-Q”); and

•	Current reports on Form 8-K filed on February 23, 2012, February 29, 2012 (except for Items 7.01 and 9.01 therein), May 2, 2012, May 22, 2012, June 25, 2012, June 27, 2012 and July 31, 2012.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of this prospectus supplement until the termination of the offering under this prospectus supplement shall be deemed to be incorporated in this prospectus supplement and the accompanying prospectus by reference. The information contained on our website (http://www.twc.com) is not incorporated into this prospectus supplement or the accompanying prospectus. The reference to our website is intended to be an inactive textual reference.

SUMMARY

The Company

We are among the largest providers of video, high-speed data and voice services in the U.S., with technologically advanced, well-clustered cable systems located mainly in five geographic areas—New York State (including New York City), the Carolinas, the Midwest (including Ohio, Kentucky and Wisconsin), Southern California (including Los Angeles) and Texas. On February 29, 2012, we completed our acquisition of Insight Communications Company, Inc. and its subsidiaries (“Insight”). As of June 30, 2012, we served approximately 15.3 million customers (approximately 14.8 million residential services customers and 0.5 million business services customers) who subscribed to one or more of our three primary services, totaling approximately 28.9 million primary service units (“PSUs”).

We offer our residential and business services customers video, high-speed data and voice services over our broadband cable systems. Our business services also include networking and transport services (including cell tower backhaul services) and, through our wholly owned subsidiary, NaviSite, Inc., managed and outsourced information technology solutions and cloud services. We also sell advertising to a variety of national, regional and local customers.

We market our services separately and in “bundled” packages of multiple services and features. As of June 30, 2012, 61.1% of our customers subscribed to two or more of our primary services, including 27.8% of our customers who subscribed to all three primary services.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus. For instructions on how to find copies of these and our other filings incorporated by reference in this prospectus supplement and the accompanying prospectus, see “Where You Can Find More Information” in the accompanying prospectus.

Corporate Information and Corporate Structure

The following is a brief description of Time Warner Cable, TWE and TW NY:

Time Warner Cable Inc.

Time Warner Cable is the issuer of the debt securities that are the subject of this offering. Time Warner Cable is a holding company that derives its operating income and cash flow from its investments in its subsidiaries, which include the Guarantors. Although TWC and its predecessors have been in the cable business for over 40 years in various legal forms, Time Warner Cable Inc. was incorporated as a Delaware corporation on March 21, 2003. Its principal executive office, and that of the Guarantors, is located at 60 Columbus Circle, New York, NY 10023, USA, Telephone (212) 364-8200.

Time Warner Entertainment Company, L.P.

TWE is an indirect wholly owned subsidiary of ours. TWE was formed as a Delaware limited partnership in 1992.

TW NY Cable Holding Inc.

TW NY is an indirect wholly owned subsidiary of ours. TW NY was incorporated as a Delaware corporation in 2004 and is a holding company with no independent assets of its own.

The following chart illustrates our corporate structure and our direct or indirect ownership interest in our principal subsidiaries as of June 30, 2012. The chart is included in order to show our debt structure, including the principal amount of our outstanding debt securities and the principal amount of TWE’s debt securities as of June 30, 2012, after giving effect to this offering and the use of proceeds therefrom. See “Use of Proceeds.” Certain of our intermediate entities and certain preferred interests held by us or our subsidiaries are not reflected. The PSUs within each entity indicate the approximate number of PSUs attributable to cable systems owned by such entity as of June 30, 2012.

(1)	On July 2, 2012, TWC’s 5.4% senior notes due 2012 matured and all $1.5 billion in aggregate principal amount was repaid.
(2)	The principal amount of TWE’s debt securities excludes an unamortized fair value adjustment of $73 million. In October 2012, TWE’s 8.875% senior notes due 2012 ($350 million in aggregate principal amount) will mature.
(3)	TWC is also the obligor under an intercompany loan from TWE with an aggregate principal amount of $7.596 billion.
(4)	Time Warner NY Cable LLC is also the obligor under an intercompany loan from TWC with an aggregate principal amount of $8.702 billion.
(5)	The PSUs and economic ownership interests listed in the chart for the Time Warner Entertainment-Advance/Newhouse Partnership (“TWE-A/N”) relate only to those TWE-A/N systems in which we have an economic interest and over which we exercise day-to-day supervision.

The Offering

The summary below describes the principal terms of the offering and is not intended to be complete. You should carefully read the “Description of the Debentures” section of this prospectus supplement and “Description of the Debt Securities and the Guarantees” in the accompanying prospectus for a more detailed description of the securities offered hereby.

Issuer	Time Warner Cable Inc.

Securities Offered	$ aggregate principal amount of % Debentures due 2042

Maturity Date	The debentures will mature on , 2042

Interest Payment Dates	Interest on the debentures will be payable semi-annually in arrears on and of each year, beginning on , 2013.

Guarantors	TWE and TW NY

Guarantees	The debentures will be fully, irrevocably and unconditionally guaranteed by TWE and TW NY.

Ranking	The debentures will be our unsecured senior obligations and will rank equally in right of payment with our other unsecured and unsubordinated obligations from time to time outstanding.

The guarantees will be unsecured senior obligations of each of TWE and TW NY, as applicable, and will rank equally in right of payment with other unsecured and unsubordinated obligations from time to time outstanding of TWE and TW NY, respectively.

Please read “Description of the Debentures—Ranking” in this prospectus supplement and “Description of the Debt Securities and the Guarantees—Ranking and Subordination” in the accompany-ing prospectus. Please also see “Description of the Debt Securities and the Guarantees—Guarantees” in the accompanying prospectus for a discussion of the structural subordination of the securities with respect to the assets of certain of our subsidiaries.

Optional Redemption	At any time prior to the date that is six months prior to the maturity of the debentures, we may redeem the debentures as a whole or in part, at our option, at the redemption price described in this prospectus supplement.

At any time on or after the date that is six months prior to the maturity of the debentures, we may redeem the debentures as a whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the debentures being redeemed plus accrued and unpaid interest to the redemption date.

See “Description of the Debentures—Optional Redemption.”

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, which may include the repayment of debt. See “Use of Proceeds” for further details.

No Listing	We do not intend to apply for the listing of the securities on any securities exchange.

Trustee	The Bank of New York Mellon

Paying and Transfer Agent	The Bank of New York Mellon

Governing Law	State of New York

RISK FACTORS

Investing in the securities offered hereby involves risks. Prior to deciding to purchase any securities, prospective investors should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. In particular, you should carefully consider the risk factors that are incorporated by reference to the section entitled “Item 1A. Risk Factors” in the 2011 Form 10-K. See “Incorporation by Reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus. Some factors in the Risk Factors section of the 2011 Form 10-K are “forward-looking statements.” For a discussion of those statements and of other factors for investors to consider, see “Statements Regarding Forward-Looking Information” in the accompanying prospectus and “Caution Concerning Forward-Looking Statements” in the 2011 Form 10-K and the June 2012 Form 10-Q.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of $        , after deducting the estimated underwriting discount and our estimated offering expenses. We intend to use the net proceeds from this offering for general corporate purposes, which may include the repayment of debt.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS

TO COMBINED FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS

Our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred dividend requirements are set forth below for the periods indicated. For periods in which earnings before fixed charges were insufficient to cover fixed charges, the dollar amount of coverage deficiency (in millions), instead of the ratio, is disclosed.

For purposes of computing the ratio of earnings to fixed charges, earnings were calculated by adding:

(i)	pretax net income,

(ii)	interest expense,

(iii)	preferred stock dividend requirements of majority-owned companies,

(iv)	adjustments for partially-owned subsidiaries and 50%-owned companies, and

(v)	the amount of undistributed losses (earnings) of our less than 50%-owned companies.

The definition of earnings also applies to our unconsolidated 50%-owned affiliated companies.

Fixed charges primarily consist of interest expense.

Earnings, as defined, include significant noncash charges for depreciation and amortization primarily relating to the amortization of intangible assets recognized in business combinations.

	Six Months Ended June 30, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges (deficiency in the coverage of fixed charges by earnings before fixed charges)	2.6x	2.6x	2.6x	2.4x	$(13,063)	3.1x
Ratio of earnings to combined fixed charges and preferred dividend requirements (deficiency in the coverage of combined fixed charges and preferred dividend requirements deficiency)	2.6x	2.6x	2.6x	2.4x	$(13,063)	3.1x

CAPITALIZATION

The following table sets forth our cash position and capitalization as of June 30, 2012, on an actual basis and on an as adjusted basis after giving effect to this offering and the application of the net proceeds from this offering. See “Use of Proceeds.”

You should read this information in conjunction with “Use of Proceeds” included elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our historical financial statements and related notes in the 2011 Form 10-K and the June 2012 Form 10-Q, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	June 30, 2012
	Actual	As Adjusted
	(in millions)
Cash and equivalents	$3,226	$

Debt:
Credit facility and commercial paper program(1)	$—		$—
TWC notes and debentures:
$1.5 billion 5.400% senior notes due 2012(2)	1,500		1,500
$1.5 billion 6.200% senior notes due 2013	1,530		1,530
$750 million 8.250% senior notes due 2014	773		773
$1.0 billion 7.500% senior notes due 2014	1,040		1,040
$500 million 3.500% senior notes due 2015	525		525
$2.0 billion 5.850% senior notes due 2017	2,161		2,161
$2.0 billion 6.750% senior notes due 2018	2,025		2,025
$1.25 billion 8.750% senior notes due 2019	1,237		1,237
$2.0 billion 8.250% senior notes due 2019	1,991		1,991
$1.5 billion 5.000% senior notes due 2020	1,477		1,477
$700 million 4.125% senior notes due 2021	696		696
$1.0 billion 4.000% senior notes due 2021	992		992
£625 million 5.750% senior notes due 2031(3)	976		976
$1.5 billion 6.550% senior debentures due 2037	1,492		1,492
$1.5 billion 7.300% senior debentures due 2038	1,496		1,496
$1.5 billion 6.750% senior debentures due 2039	1,461		1,461
$1.2 billion 5.875% senior debentures due 2040	1,177		1,177
$1.25 billion 5.500% senior debentures due 2041	1,228		1,228
£650 million 5.250% senior notes due 2042(3)	1,008		1,008
Debentures offered hereby	—
TWE notes and debentures:(4)
$350 million 8.875% senior notes due 2012	352		352
$1.0 billion 8.375% senior debentures due 2023	1,028		1,028
$1.0 billion 8.375% senior debentures due 2033	1,044		1,044
Capital leases	27		27
Mandatorily redeemable preferred equity issued by a subsidiary(5)	300		300

Total debt and mandatorily redeemable preferred equity issued by a subsidiary	27,536
TWC shareholders’ equity:
Common stock, par value $0.01 per share; 8.3 billion shares authorized, 308.2 million shares issued and outstanding	3		3
Additional paid-in capital	7,869		7,869
Retained earnings	79		79
Accumulated other comprehensive loss, net	(594)		(594)

Total TWC shareholders’ equity	7,357		7,357
Noncontrolling interests	8		8

Total equity	7,365		7,365

Total capitalization	$34,901	$

(1)	This represents amounts borrowed under our $3.5 billion senior unsecured five-year revolving credit facility (the “Revolving Credit Facility”) and commercial paper program. For more information about the Revolving Credit Facility, the commercial paper program and our outstanding debt, please see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Financial Condition and Liquidity—Outstanding Debt and Mandatorily Redeemable Preferred Equity and Available Financial Capacity” in the June 2012 Form 10-Q. Our unused committed borrowing capacity as of June 30, 2012 was $6.588 billion, reflecting $3.362 billion of available borrowing capacity under the Revolving Credit Facility (which reflects a reduction of $138 million for outstanding letters of credit backed by the Revolving Credit Facility), as well as $3.226 billion of cash and equivalents.

(2)	On July 2, 2012, TWC’s 5.4% senior notes due 2012 matured and all $1.5 billion in aggregate principal amount was repaid.

(3)	Amounts outstanding as of June 30, 2012 under the £625 million 5.750% senior notes due 2031 and the £650 million 5.250% senior notes due 2042 are valued using the exchange rate at that date.

(4)	The recorded value of each series of TWE’s debt securities exceeds that series’ face value because it includes an unamortized fair value adjustment recorded in connection with the 2001 merger of AOL Inc. (formerly America Online, Inc.) and Historic TW Inc. (formerly Time Warner Inc.) and bond discount/premium at issuance, which is being amortized as a reduction of the weighted average interest expense over the term of the indebtedness. The aggregate amount of fair value adjustments for all classes of TWE debt securities was $73 million as of June 30, 2012. For more information regarding our outstanding debt, please see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Financial Condition and Liquidity—Outstanding Debt and Mandatorily Redeemable Preferred Equity and Available Financial Capacity” in the 2011 Form 10-K and the June 2012 Form 10-Q.

(5)	The mandatorily redeemable preferred equity issued by a subsidiary represents mandatorily redeemable non-voting Series A Preferred Equity Membership Units (the “TW NY Cable Series A Preferred Membership Units”) issued by Time Warner NY Cable LLC, which pay quarterly cash distributions at an annual rate equal to 8.210% of the sum of the liquidation preference thereof and any accrued but unpaid dividends thereon. The TW NY Cable Series A Preferred Membership Units mature and are redeemable on August 1, 2013.

DESCRIPTION OF THE DEBENTURES

We are offering $         aggregate principal amount of our debentures. We will issue the debentures and the related Guarantees (as defined below) under the senior indenture referred to in the accompanying prospectus. The following description of the particular terms of the debentures offered hereby and the related guarantees supplements the description of the general terms and provisions of the senior debt securities set forth under “Description of the Debt Securities and the Guarantees” beginning on page 6 in the accompanying prospectus. This description replaces the description of the senior debt securities in the accompanying prospectus, to the extent of any inconsistency.

General

The debentures will mature on                     , 2042.

We will pay interest on the debentures at a rate of     % per year, semi-annually in arrears on              and              of each year to holders of record on the preceding              and              of each year. If interest or principal on the debentures is payable on a Saturday, Sunday or any other day when banks are not open for business in The City of New York, we will make the payment on the next business day, and no interest will accrue as a result of the delay in payment. The first interest payment date on the debentures is                     , 2013. Interest on the debentures will accrue from August     , 2012, and will accrue on the basis of a 360-day year consisting of twelve 30-day months.

The debentures will initially be limited to $             aggregate principal amount, which aggregate principal amount may, without notice to or the consent of holders of the debentures, be increased in the future on the same terms and conditions as such series of debentures, except with respect to terms such as the issue date, issue price and first payment of interest on such series of debentures.

The debentures will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Additional Information

See “Description of the Debt Securities and the Guarantees” in the accompanying prospectus for additional important information about the securities. That information includes:

•	additional information about the terms of the securities;

•	general information about the senior indenture and the Senior Indenture Trustee;

•	a description of certain covenants under the senior indenture; and

•	a description of events of default, notice and waiver under the senior indenture.

Guarantees

Under the Guarantees, each of TWE and TW NY, as primary obligor and not merely as surety, will fully, irrevocably and unconditionally guarantee to each holder of the debt securities and to the Senior Indenture Trustee and its successors and assigns, (1) the full and punctual payment of principal and interest on the debt securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of ours under the senior indenture (including obligations to the Senior Indenture Trustee) and the debt securities and (2) the full and punctual performance within applicable grace periods of all other obligations of ours under the senior indenture and the debt securities. Such guarantees will constitute guarantees of payment, performance and compliance and not merely of collection (the “Guarantees”).

The obligations of each of TWE and TW NY under the Guarantees will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law; however, this limitation may not be effective to avoid such Guarantee from constituting a fraudulent conveyance. We cannot assure you that this limitation will protect the Guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the Guarantees would suffice, if necessary, to pay the debt securities in full when due. In a recent bankruptcy case, this kind of provision was found to be unenforceable and, as a result, the subsidiary guarantees in that case were found to be fraudulent conveyances. We do not know if that case will be followed if there is litigation on this point under the senior indenture. However, if it is followed, the risk that the Guarantees will be found to be fraudulent conveyances will be significantly increased.

We describe the terms of the Guarantees in more detail under the heading “Description of the Debt Securities and the Guarantees—Guarantees” in the accompanying prospectus.

Existing Indebtedness

The following is a summary of the existing public debt and committed credit facility of our company and the Guarantors. The following summary does not include intercompany obligations. Please see the information incorporated herein by reference for a further description of this indebtedness as well as our and our subsidiaries’ other indebtedness. In addition to the following indebtedness, one of our non-guarantor subsidiaries, Time Warner NY Cable LLC, has issued $300 million of its Series A Preferred Membership Units, which are subject to mandatory redemption on August 1, 2013.

Time Warner Cable Inc.

As of June 30, 2012, the aggregate committed amount under the Revolving Credit Facility, including amounts reserved to support letters of credit, was $3.5 billion. As of June 30, 2012, there were letters of credit totaling $138 million outstanding under the Revolving Credit Facility and no outstanding commercial paper. Our unused committed capacity was $6.588 billion as of June 30, 2012, reflecting $3.362 billion of available borrowing capacity under the Revolving Credit Facility and $3.226 billion of cash and equivalents.

As of June 30, 2012, the aggregate principal amount outstanding of all our debt securities under the senior indenture was $24.647 billion. In addition, we are a guarantor of the debt securities issued by TWE.

TWE

As of June 30, 2012, the aggregate principal amount outstanding of public debt securities of TWE was $2.350 billion. As of June 30, 2012, TWE did not have any outstanding bank debt and TWE was a guarantor under the Revolving Credit Facility and our commercial paper program.

TW NY

As of June 30, 2012, TW NY did not have any outstanding public debt or bank debt and TW NY was a guarantor under the Revolving Credit Facility and our commercial paper program.

Release of Guarantors

The senior indenture for the debt securities provides that any Guarantor may be automatically released from its obligations if such Guarantor has no outstanding Indebtedness For Borrowed Money (as defined in the accompanying prospectus), other than any other guarantee of Indebtedness For Borrowed Money that will be released concurrently with the release of such guarantee. However, there is no covenant in the senior indenture that would prohibit any such Guarantor from incurring Indebtedness For Borrowed Money after the date such Guarantor is released from its guarantee. In addition, although the senior indenture for the debt securities limits the overall amount of secured Indebtedness For Borrowed Money that can be incurred by us and our subsidiaries, it does not limit the amount of unsecured indebtedness that can be incurred by us and our subsidiaries. Thus, there is no limitation on the amount of indebtedness that could be structurally senior to the debt securities. See “Description of the Debt Securities and the Guarantees—Guarantees” in the accompanying prospectus.

Ranking

The debt securities offered hereby will be unsecured senior obligations of ours and will rank equally with other unsecured and unsubordinated obligations of ours. The Guarantees will be unsecured senior obligations of TWE and TW NY, as applicable, and will rank equally with all other unsecured and unsubordinated obligations of TWE and TW NY, respectively.

The debt securities and the Guarantees will effectively rank junior in right of payment to any of our or the Guarantors’ existing and future secured obligations to the extent of the value of the assets securing such obligations. We and the Guarantors collectively had no more than $27 million of secured obligations as of June 30, 2012.

The debt securities and the Guarantees will be effectively subordinated to all existing and future liabilities, including indebtedness and trade payables, of our non-guarantor subsidiaries. As of June 30, 2012, our non-guarantor subsidiaries had total liabilities of approximately $7.866 billion (excluding intercompany liabilities payable to the Guarantors or us but including approximately $6.256 billion in deferred income taxes). The senior indenture does not limit the amount of unsecured indebtedness or other liabilities that can be incurred by our non-guarantor subsidiaries.

Furthermore, we and TW NY are holding companies with no material business operations. The ability of each of us and TW NY to service our respective indebtedness and other obligations is dependent primarily upon the earnings and cash flow of our and TW NY’s respective subsidiaries and the distribution or other payment to us or TW NY of such earnings or cash flow.

Optional Redemption

At any time on or after the date that is six months prior to the maturity of the debentures, we may redeem the debentures as a whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the debentures being redeemed plus accrued and unpaid interest to the redemption date.

At any time prior to the date that six months prior to the maturity of the debentures, we may redeem the debentures as a whole or in part, at our option, on at least 30 days, but not more than 60 days, prior notice mailed to each holder of the debentures, at a redemption price equal to the greater of:

•	100% of the principal amount of the securities to be redeemed, and

•

the sum of the present values of the Remaining Scheduled Payments, as defined in the accompanying prospectus, discounted to the redemption date, on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, as defined in the accompanying prospectus, plus          basis points;

plus accrued interest to the date of redemption that has not been paid.

On and after the redemption date, interest will cease to accrue on the debt securities or any portion thereof called for redemption, unless we default in the payment of the Redemption Price and accrued and unpaid interest. On or before the redemption date, we shall deposit with a paying agent, or the Senior Indenture Trustee, money sufficient to pay the Redemption Price of and accrued interest on the debt securities to be redeemed on such date. If we elect to redeem less than all of the debt securities, then the Senior Indenture Trustee will select the particular debt securities to be redeemed in a manner it deems appropriate and fair.

For additional information, see “Description of the Debt Securities and the Guarantees—Optional Redemption” in the accompanying prospectus.

Book-Entry Delivery and Settlement

Global Notes

We will issue the debt securities in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Senior Indenture Trustee in accordance with the FAST Balance Certificate Agreement between DTC and the Senior Indenture Trustee.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) in Europe, either directly if they are participants of such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC. The Bank of New York Mellon will act as the U.S. depositary for Clearstream and Euroclear.

DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by users of its regulated subsidiaries.

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”) under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of our company, TWE, TW NY, the underwriters or the Senior Indenture Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the debt securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the debt securities represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in debt securities represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the debt securities represented by that global note for all purposes under the senior indenture and under the debt securities. Except as provided below, owners of beneficial interests in a global note will not be entitled to have debt securities represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities and will not be considered the owners or holders thereof under the senior indenture or under the debt securities for any purpose, including with respect to the giving of any direction, instruction or approval to the Senior Indenture Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of debt securities under the indenture or a global note.

None of our company, TWE, TW NY or the Senior Indenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of debt securities by DTC,

Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the debt securities.

Payments on the debt securities represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the debt securities represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the debt securities held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the debt securities held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated debt securities to each person that DTC identifies as the beneficial owner of the debt securities represented by the global notes upon surrender by DTC of the global notes only if:

•

DTC or any successor thereto notifies us that it is no longer willing or able to act as a depositary for the global notes or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•

an event of default has occurred and is continuing with respect to a series of debt securities entitling the holders of debt securities of such series to accelerate maturity of such debt securities in accordance with the indenture; or

•	we determine, in our sole discretion, not to have the debt securities of any series represented by a global note.

Neither we nor the Senior Indenture Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related debt securities. We and the Senior Indenture Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of the material U.S. federal income tax consequences to U.S. Holders and to Non-U.S. Holders (each as defined below, and together, “Holders”), and of the material U.S. federal estate tax consequences to a Non-U.S. Holder, of the purchase of the debt securities at original issuance at their initial issue price, as well as the ownership and disposition of the debt securities by U.S. Holders and Non-U.S. Holders. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, administrative pronouncements or practices, and judicial decisions, all as of the date hereof. Future legislative, judicial, or administrative modifications, revocations, or interpretations, which may or may not be retroactive, may result in U.S. federal tax consequences significantly different from those discussed herein. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”). No ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal tax consequences discussed herein. There can be no assurance that the IRS will not challenge any of the conclusions discussed herein or that a U.S. court will not sustain such a challenge.

This discussion does not address any U.S. federal alternative minimum tax, U.S. federal estate, gift or other non-income tax (except as expressly provided below), or any state, local or non-U.S. tax consequences of the acquisition, ownership, or disposition of a debt security. In addition, this discussion does not address the U.S. federal income tax consequences to beneficial owners of debt securities subject to special rules, including, for example, beneficial owners that (i) are banks, financial institutions or insurance companies, (ii) are regulated investment companies or real estate investment trusts, (iii) are brokers, dealers or traders in securities or curren-cies, (iv) are tax-exempt organizations, (v) hold debt securities as part of a hedge, straddle, constructive sale, conversion transaction, or other integrated investment, (vi) acquire debt securities as compensation for services, (vii) are U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, (viii) use a mark-to-market method of accounting, or (ix) are U.S. expatriates.

A “U.S. Holder” means a beneficial owner of a debt security that is: (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation or any other entity taxable as a corpo-ration for U.S. federal income tax purposes organized under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust that (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If a Holder is a partnership or any other entity or arrangement taxable as a partnership for U.S. federal income tax purposes (a “Partnership”), the U.S. federal income tax consequences to an owner of or partner in such Partnership generally will depend on the status of such owner or partner and on the activities of such Partnership. A Holder that is a Partnership and any owners or partners in such Partnership are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership, or disposition of a debt security. As used herein, a “Non-U.S. Holder” means a beneficial owner of a debt security that is neither a U.S. Holder nor a Partnership.

This discussion assumes that a debt security will be a capital asset, within the meaning of Section 1221 of the Code, in the hands of a Holder at all relevant times. This discussion also assumes that the initial debt secu-rities were not issued with original issue discount that exceeded a statutorily defined de minimis amount, and that a Holder did not purchase initial debt securities at a market discount that exceeded a statutorily defined de mini-mis amount or at a premium.

A HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO ITS PARTICULAR CIRCUMSTANCES AND ANY TAX CON-SEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S., OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Considerations for a U.S. Holder

Payments of Interest

Stated interest on a debt security generally will be taxable to a U.S. Holder as ordinary interest income either when it accrues or when it is received in accordance with a U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale or Other Disposition of a Debt Security

A U.S. Holder generally will recognize gain or loss on the sale, exchange, redemption, retirement, or other taxable disposition of a debt security in an amount equal to the difference between (i) the amount of cash plus the fair market value of any property received (other than any amount received in respect of accrued but unpaid interest not previously included in income, which will be taxable as ordinary income), and (ii) such U.S. Holder’s adjusted tax basis in the debt security. A U.S. Holder’s adjusted tax basis in a debt security generally will be its cost to such U.S. Holder. Gain or loss recognized on the sale, exchange, retirement, or other taxable disposition of a debt security generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period in such debt security exceeds one year. Long-term capital gains of a non-corporate U.S. Holder for taxable dispositions in taxable years beginning before January 1, 2013 are taxed at a maximum rate of 15%. This maximum long-term capital gains rate for non-corporate U.S. Holders is currently scheduled to increase to 20% for taxable dispositions in taxable years beginning on or after January 1, 2013. The deductibility of capital losses is subject to limitations.

Medicare Contribution Tax on Unearned Income

For taxable years beginning on or after January 1, 2013, a 3.8% Medicare tax will generally be imposed on all or a portion of the “net investment income” of U.S. Holders that are individuals, estates or trusts. Net investment income is expected to include, among other things, interest income and capital gains from the sale or other disposition of the debt securities.

Tax Considerations for a Non-U.S. Holder

The rules governing the U.S. federal taxation of a Non-U.S. Holder are complex. A Non-U.S. Holder is urged to consult its own tax advisor regarding the application of U.S. federal tax laws, including any information reporting requirements, to its particular circumstances and any tax consequences arising under the laws of any state, local, non-U.S., or other taxing jurisdiction.

U.S. Federal Income Tax

Subject to the discussion of backup withholding below, payments of interest on a debt security to a Non-U.S. Holder generally will not be subject to withholding of U.S. federal income tax if such interest will qualify as “portfolio interest.” Interest on a debt security paid to a Non-U.S. Holder will qualify as portfolio interest if:

•

for U.S. federal income tax purposes, such Non-U.S. Holder does not own directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of Company stock entitled to vote;

•	for U.S. federal income tax purposes, such Non-U.S. Holder is not a controlled foreign corporation related directly or indirectly to us through stock ownership;

•

such interest is not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (or, if certain income tax treaties apply, such interest is not attributable to a permanent establishment maintained by such Non-U.S. Holder within the United States);

•	such Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

•	the certification requirement, described below, has been fulfilled with respect to such Non-U.S. Holder of the debt security.

The certification requirement will be fulfilled if either (i) the Non-U.S. Holder provides to the United States payor an IRS Form W-8BEN (or successor form), signed under penalty of perjury, that includes such Non-U.S. Holder’s name, address and a certification as to its non-U.S. status, or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the debt security on behalf of such Non-U.S. Holder, and provides to the United States payor a statement, signed under penalty of perjury, in which such organization, bank or other financial institution certifies that it has received an IRS Form W-8BEN (or successor form) from such Non-U.S. Holder or from another financial institution acting on behalf of such Non-U.S. Holder and provides to the United States payor a copy thereof. Other methods might be available to satisfy the certification requirement depending on a Non-U.S. Holder’s particular circumstances.

The gross amount of any payment of interest on a Non-U.S. Holder’s debt security that does not qualify for the portfolio interest exception will be subject to withholding of U.S. federal income tax at the statutory rate of 30% unless (i) such Non-U.S. Holder provides a properly completed IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding of U.S. federal income tax under an applicable income tax treaty, or (ii) such interest is effectively connected with the conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment) by such Non-U.S. Holder and such Non-U.S. Holder provides a properly completed IRS Form W-8ECI (or successor form). If the debt securities are held through an intermediary, the exemption from or reduction in withholding of U.S. federal income tax may be conditioned upon the intermediary’s compliance with certain documentation requirements.

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax or to withholding of U.S. federal income tax on any gain realized on the sale, exchange, redemption, retirement or other disposition of a debt security unless (i) such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of such disposition and other applicable conditions are met, or (ii) such gain is effectively connected with the conduct of a U.S. trade or busi-ness by such Non-U.S. Holder and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder.

If a Non-U.S. Holder is engaged in a U.S. trade or business and interest on a debt security or gain realized on the disposition of a debt security is effectively connected with the conduct of such U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), such Non-U.S. Holder generally will be subject to regular U.S. federal income tax on such interest and gain on a net income basis at graduated rates in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. See “—Tax Considerations for a U.S. Holder” above. In addition, any such Non-U.S. Holder that is a non-U.S. corporation may be subject to the branch profits tax on its effectively connected earnings and profits for the taxable year, subject to certain adjustments, at the statutory rate of 30% unless such rate is reduced or the branch profits tax is eliminated by an applicable tax treaty. Although such effectively connected income will be subject to U.S. federal income tax, and may be subject to the branch profits tax, it generally will not be subject to withholding of U.S. federal income tax if a Non-U.S. Holder provides a properly completed IRS Form W-8ECI (or successor form).

U.S. Federal Estate Tax

A debt security held or treated as held by an individual who is a non-resident of the U.S. (as specially defined for U.S. federal estate tax purposes) at the time of his or her death will not be subject to U.S. federal estate tax, provided that the interest on such debt security is exempt from withholding of U.S. federal income tax under the portfolio interest exemption discussed above (without regard to the certification requirement). An individual may be a Non-U.S. Holder but not a non-resident of the U.S. for U.S. federal estate tax purposes. A Non-U.S. Holder that is an individual is urged to consult its own tax advisor regarding the possible application of the U.S. federal estate tax to its particular circumstances, including the effect of any applicable treaty.

Information Reporting and Backup Withholding

A Holder may be subject, under certain circumstances, to information reporting and/or backup withholding at the applicable rate with respect to certain payments of principal or interest on a debt security and the proceeds of a disposition of a debt security before maturity.

Backup withholding may apply to a non-corporate U.S. Holder that (i) fails to furnish its taxpayer identi-fication number (“TIN”), which for an individual is his or her social security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it failed properly to report certain interest or dividends, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that it is a U.S. person, that the TIN provided is correct, and that it has not been notified by the IRS that it is subject to backup with-holding. The application for exemption is available by providing a properly completed IRS Form W-9 (or successor form). These requirements generally do not apply with respect to certain U.S. Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts, certain financial institutions and individual retirement accounts.

The amount of interest on debt securities paid to a Non-U.S. Holder and the amount of any tax withheld in respect of such interest payments must generally be reported to the IRS and such Non-U.S. Holder. Copies of information returns that report such interest payments and any withholding of U.S. federal income tax may be made available to tax authorities in a country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty.

If a Non-U.S. Holder provides the applicable IRS Form W-8BEN (or successor form) or other applicable form (together with all appropriate attachments, signed under penalties of perjury, and identifying such Non-U.S. Holder and stating that it is not a U.S. person), and the withholding agent has neither actual knowledge nor reason to know that such Non-U.S. Holder is a U.S. person, then such Non-U.S. Holder generally will not be subject to U.S. backup withholding with respect to payments of principal or interest on the debt securities. Special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

Payment of the proceeds of a disposition of a debt security by a Non-U.S. Holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless such Non-U.S. Holder (i) certifies its non-U.S. status on IRS Form W-8BEN (or successor form) signed under penalty of perjury, or (ii) otherwise establishes an exemption. Payment of the proceeds of a disposition of a debt security by a Non-U.S. Holder made to or through a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting or backup withholding unless such non-U.S. broker is a “U.S. Related Person” (as defined below). Payment of the proceeds of a disposition of a debt security by a Non-U.S. Holder made to or through a non-U.S. office of a U.S. broker or a U.S. Related Person generally will not be subject to backup withholding, but will be subject to information reporting, unless (i) such Non-U.S. Holder certifies its non-U.S. status on IRS Form W-8BEN (or successor form) signed under penalty of perjury, or (ii) such U.S. broker or U.S. Related Person has documentary evidence in its records as to the non-U.S. status of such Non-U.S. Holder and has nei-ther actual knowledge nor reason to know that such Non-U.S. Holder is a U.S. person.

For this purpose, a “U.S. Related Person” is (i) a controlled foreign corporation for U.S. federal income tax purposes, (ii) a non-U.S. person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business, or (iii) a non-U.S. partnership if at any time during its taxable year one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a U.S. trade or business.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. or Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Holder’s U.S. federal income tax liability and may entitle such Holder to a refund, provided that certain required information is timely furnished to the IRS. A Holder is urged to consult its own tax advisor regarding the application of information reporting and backup withholding in its particular circumstances, the availability of an exemption from backup withholding, and the procedure for obtaining any such available exemption.

The foregoing discussion is for general information only and is not tax advice. Accordingly, you should consult your tax advisor as to the particular tax consequences to you of purchasing, holding and disposing of the debt securities, including the applicability and effect of any state, local, or non-U.S. tax laws and any tax treaty and any recent or prospective changes in any applicable tax laws or treaties.

UNDERWRITING

We are offering the securities described in this prospectus supplement through a number of underwriters. BNP Paribas Securities Corp., Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC are the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the underwriters listed below. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the aggregate principal amount of the securities listed next to its name in the following table:

Underwriter	Principal Amount of Debentures due 2042
BNP Paribas Securities Corp.	$
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC

Total	$

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the securities if they buy any of them. The underwriters will sell the securities to the public when and if the underwriters buy the securities from us.

The underwriters have advised us that they propose initially to offer the securities to the public at the public offering price set forth on the cover of this prospectus supplement and below, and may offer to certain dealers at such prices less a concession not in excess of    % of the principal amount of the debentures. The underwriters may allow, and such dealers may reallow, a concession not in excess of     % of the principal amount of the debentures to certain other dealers. After the initial public offering of the securities, the offering price and other selling terms may be changed. The offering of the securities by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us, both on a per debenture basis and in total, for the debentures.

	Per Debenture due 2042		Total
Public Offering Price		%	$
Underwriting Discount		%	$
Proceeds to Time Warner Cable		%	$

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $150,000.

We and the Guarantors have agreed to jointly or severally indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The securities are a new issue of securities with no established trading market. The securities will not be listed on any securities exchange. The underwriters may make a market in the securities after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities or that an active public market for the securities will develop. If an active public market for the securities does not develop, the market price and liquidity of the securities may be adversely affected.

In connection with the offering of the securities, the representatives may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the representatives may over allot in connection with the offering, creating a short position. In addition, the representatives may bid for, and purchase, the securities in the open market to cover short positions or to stabilize the price of the securities. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased securities sold by or for the account of such underwriter in stabilizing or short covering transactions. Any of these activities may stabilize or maintain the market price of the securities above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the securities. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses. Certain affiliates of the underwriters participating in this offering are or have been lenders under our bank credit facilities, for which they have received or will receive fees under agreements they have entered into with us.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may involve securities and instruments of ours or TWE. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the debentures offered hereby. Any such short positions could adversely affect future trading prices of the debentures offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of debt securities which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by TWC for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of debt securities shall require TWC or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of debt securities to the public in relation to any debt securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the debt securities to be offered so as to enable an investor to decide to purchase or subscribe the debt securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

(a)	(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the debt securities other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the debt securities would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by TWC;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the debt securities in circumstances in which Section 21(1) of the FSMA does not apply to TWC; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the debt securities in, from or otherwise involving the United Kingdom.

This prospectus supplement and the accompanying prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The debt securities will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the debt securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to the debt securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the debt securities may not be circulated or distributed, nor may the debentures be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the debentures are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the debentures under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

The debt securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

LEGAL MATTERS

Certain legal matters in connection with the offered securities will be passed upon for us, TWE and TW NY by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. The underwriters are represented by O’Melveny & Myers LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 and the effectiveness of our internal control over financial reporting as of December 31, 2011 as set forth in their reports, which are incorporated by reference in the accompanying prospectus, this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

Debt Securities

Preferred Stock

Common Stock

Depositary Shares

Warrants

Purchase Contracts

Units

This prospectus contains a general description of the securities which we may offer for sale. The specific terms of the securities will be contained in one or more supplements to this prospectus. Read this prospectus and any supplement carefully before you invest.

The securities will be issued by Time Warner Cable Inc. The debt securities will be fully, irrevocably and unconditionally guaranteed on an unsecured basis by each of Time Warner Entertainment Company, L.P. and TW NY Cable Holding Inc., subsidiaries of ours. See “Description of the Debt Securities and the Guarantees— Guarantees.”

The common stock of Time Warner Cable Inc. is listed on the New York Stock Exchange under the trading symbol “TWC.”

Investing in our securities involves risks that are referenced under the caption “Risk Factors” on page 5 of this prospectus. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference in this prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 28, 2011.

ABOUT THIS PROSPECTUS

To understand the terms of the securities offered by this prospectus, you should carefully read this prospectus and any applicable prospectus supplement. You should also read the documents referred to under the heading “Where You Can Find More Information” for information on Time Warner Cable Inc. and its financial statements. Certain capitalized terms used in this prospectus are defined elsewhere in this prospectus.

This prospectus is part of a registration statement on Form S-3 that Time Warner Cable Inc., a Delaware corporation, which is also referred to as “Time Warner Cable,” “TWC,” “the Company,” “our company,” “we,” “us” and “our,” has filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration procedure. Under this procedure, Time Warner Cable may offer and sell from time to time, any of the following, in one or more series, which we refer to in this prospectus as the “securities”:

•	debt securities,

•	preferred stock,

•	common stock,

•	depositary shares,

•	warrants,

•	purchase contracts, and

•	units.

The securities may be sold for U.S. dollars, foreign-denominated currency or currency units. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency or currency units as specified in the applicable prospectus supplement.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

The prospectus supplement may also contain information about any material U.S. Federal income tax considerations relating to the securities covered by the prospectus supplement.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time, which agents may be affiliates of ours. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any offer.

The prospectus supplement will also contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters, dealers or agents and the net proceeds to us.

Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.”

WHERE YOU CAN FIND MORE INFORMATION

Time Warner Cable files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. You can also read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. You can also obtain information about Time Warner Cable at the offices of the New York

Stock Exchange, 20 Broad Street, New York, New York 10005. Time Warner Entertainment Company, L.P. (“TWE”) and TW NY Cable Holding Inc. (“TW NY” and, together with TWE, the “Guarantors”) do not file separate reports, proxy statements or other information with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the “Exchange Act.”

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.

INCORPORATION BY REFERENCE

In this prospectus, we “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:

•

Annual report on Form 10-K for the year ended December 31, 2010 (filed February 18, 2011), including portions of the proxy statement for the 2011 annual meeting of stockholders (filed April 6, 2011) to the extent specifically incorporated by reference therein (collectively, the “2010 Form 10-K”);

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2011 (filed April 28, 2011) (the “March 2011 Form 10-Q”);

•	Current reports on Form 8-K filed on February 24, 2011 and February 28, 2011; and

•	The description of our capital stock in our Registration Statement on Form 8-A12B, filed on February 28, 2007 and amended on March 12, 2009 and any amendment thereto.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the completion of the offering under this prospectus shall be deemed to be incorporated in this prospectus by reference. The information contained on or accessible through our website (http://www.timewarnercable.com) is not incorporated into this prospectus.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the SEC as described under “Where You Can Find More Information” or, at no cost, by writing or telephoning Time Warner Cable at the following address:

Time Warner Cable Inc.

Attn: Investor Relations

60 Columbus Circle

New York, NY 10023

Telephone: 1-877-4-INFO-TWC

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement, any free writing prospectus that we authorize and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize or any pricing supplement. We have not authorized anyone to provide you with different information. We do not take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of such document incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement, or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act, particularly statements anticipating future growth in revenues, Operating Income before Depreciation and Amortization, cash provided by operating activities and other financial measures. These statements may be made directly in this prospectus referring to us and they may also be made a part of this prospectus by reference to other documents filed with the SEC, which is known as incorporation by reference. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All of these forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are susceptible to uncertainty and changes in circumstances.

We operate in a highly competitive, consumer and technology driven and rapidly changing business that is affected by government regulation and economic, strategic, technological, political and social conditions. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed under “Risk Factors” or otherwise discussed in the 2010 Form 10-K and in our other filings made from time to time with the SEC after the date of the registration statement of which this prospectus is a part, as well as:

•

increased competition from video, high-speed data and voice providers, particularly direct broadcast satellite operators, incumbent local telephone companies, companies that deliver programming over broadband Internet connections, and wireless broadband and phone providers;

•

the Company’s ability to deal effectively with the current challenging economic environment or further deterioration in the economy, which may negatively impact customers’ demand for the Company’s services and also result in a reduction in the Company’s advertising revenues;

•	the Company’s continued ability to exploit new and existing technologies that appeal to residential and commercial customers;

•

changes in the regulatory and tax environments in which the Company operates, including, among others, regulation of broadband Internet services, “net neutrality” legislation or regulation and federal, state and local taxation;

•	increased difficulty negotiating programming and retransmission agreements on favorable terms, resulting in increased costs to the Company and/or the loss of popular programming; and

•	changes in the Company’s plans, initiatives and strategies.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the documents that we have filed with the SEC, including quarterly reports on Form 10-Q, our most recent annual report on Form 10-K, current reports on Form 8-K and proxy statements.

All subsequent forward-looking statements attributable to us, TWE or TW NY or any person acting on our or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. None of us, TWE or TW NY is under any obligation to, and each expressly disclaims any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

THE COMPANY

We are the second-largest cable operator in the U.S., with technologically advanced, well-clustered systems located mainly in five geographic areas—New York State (including New York City), the Carolinas, Ohio, Southern California (including Los Angeles) and Texas. As of March 31, 2011, we served approximately 14.5 million residential and commercial customers who subscribed to one or more of our three primary subscription services—video, high-speed data and voice—totaling approximately 26.9 million primary service units. We market our services separately and in “bundled” packages of multiple services and features. As of March 31, 2011, 59.5% of our residential and commercial customers subscribed to two or more of our primary services, including 25.9% of our customers who subscribed to all three primary services. We also sell advertising to a variety of national, regional and local advertising customers.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of the filings incorporated by reference in this prospectus, see “Where You Can Find More Information.”

Our principal executive office, and that of TWE and TW NY, is located at 60 Columbus Circle, New York, NY 10023, Telephone (212) 364-8200.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference in this prospectus and the applicable prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in the 2010 Form 10-K, which are incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED

FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS

The ratio of earnings to fixed charges for Time Warner Cable is set forth below for the periods indicated. For periods in which earnings before fixed charges were insufficient to cover fixed charges, the dollar amount of coverage deficiency (in millions), instead of the ratio, is disclosed.

For purposes of computing the ratio of earnings to fixed charges, earnings were calculated by adding:

(i)	pretax net income,

(ii)	interest expense,

(iii)	preferred stock dividend requirements of majority-owned companies,

(iv)	adjustments for partially-owned subsidiaries and 50%-owned companies, and

(v)	the amount of undistributed losses (earnings) of our less than 50%-owned companies.

The definition of earnings also applies to our unconsolidated 50%-owned affiliated companies.

Fixed charges primarily consist of interest expense.

Earnings, as defined, include significant noncash charges for depreciation and amortization primarily relating to the amortization of intangible assets recognized in business combinations.

	Three Months Ended March 31, 2011	Year Ended December 31,
		2010	2009	2008		2007	2006
Ratio of earnings to fixed charges (deficiency in the coverage of fixed charges by earnings before fixed charges)	2.6x	2.6x	2.4x		$(13,063)	3.1x	3.1x
Ratio of earnings to combined fixed charges and preferred dividend requirements (deficiency in the coverage of combined fixed charges and preferred dividend requirements deficiency)	2.6x	2.6x	2.4x		$(13,063)	3.1x	3.1x

USE OF PROCEEDS

We will use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. General corporate purposes may include additions to working capital, capital expenditures, repayment of debt, the financing of possible acquisitions and investments or stock repurchases.

DESCRIPTION OF THE DEBT SECURITIES AND THE GUARANTEES

General

The following description of the terms of our senior debt securities and subordinated debt securities (together, the “debt securities”) sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. Unless otherwise noted, the general terms and provisions of our debt securities discussed below apply to both our senior debt securities and our subordinated debt securities. The particular terms of any debt securities and the extent, if any, to which such general provisions will not apply to such debt securities will be described in the prospectus supplement relating to such debt securities. In the following description, the term “Guarantors” refers to TWE and TW NY, as the guarantors of the debt securities.

Our debt securities may be issued from time to time in one or more series. The senior debt securities will be issued from time to time in series under an indenture dated as of April 9, 2007, among us, TWE, TW NY and The Bank of New York Mellon (formerly “The Bank of New York”), as Senior Indenture Trustee (as amended or supplemented from time to time, the “senior indenture”). The subordinated debt securities will be issued from time to time under a subordinated indenture to be entered into among us, TWE, TW NY and The Bank of New York Mellon, as Subordinated Indenture Trustee (the “subordinated indenture” and, together with the senior indenture, the “indentures”). The Senior Indenture Trustee and the Subordinated Indenture Trustee are both referred to, individually, as the “Trustee.” The senior debt securities will constitute our unsecured and unsubordinated obligations and the subordinated debt securities will constitute our unsecured and subordinated obligations. A detailed description of the subordination provisions is provided below under the caption “Ranking and Subordination—Subordination.” In general, however, if we declare bankruptcy, holders of the senior debt securities will be paid in full before the holders of subordinated debt securities will receive anything.

The statements set forth below are brief summaries of certain provisions contained in the indentures, which summaries do not purport to be complete and are qualified in their entirety by reference to the indentures, each of which is incorporated by reference as an exhibit or filed as an exhibit to the registration statement of which this prospectus forms a part. Terms used herein that are otherwise not defined shall have the meanings given to them in the indentures. Such defined terms shall be incorporated herein by reference.

The indentures do not limit the amount of debt securities which may be issued under the applicable indenture and debt securities may be issued under the applicable indenture up to the aggregate principal amount which may be authorized from time to time by us. Any such limit applicable to a particular series will be specified in the prospectus supplement relating to that series.

The applicable prospectus supplement will disclose the terms of each series of debt securities in respect to which such prospectus is being delivered, including the following:

•	the designation and issue date of the debt securities;

•	the date or dates on which the principal of the debt securities is payable;

•	the rate or rates (or manner of calculation thereof), if any, per annum at which the debt securities will bear interest;

•	the date or dates, if any, from which interest will accrue and the interest payment date or dates for the debt securities;

•	any limit upon the aggregate principal amount of the debt securities which may be authenticated and delivered under the applicable indenture;

•

the period or periods within which, the redemption price or prices or the repayment price or prices, as the case may be, at which and the terms and conditions upon which the debt securities may be redeemed at the Company’s option or the option of the holder of such debt securities (a “Holder”);

•

the obligation, if any, of the Company to purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a Holder of such debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities will be issuable;

•

provisions, if any, with regard to the conversion or exchange of the debt securities, at the option of the Holders of such debt securities or the Company, as the case may be, for or into new securities of a different series, the Company’s common stock or other securities and, if such debt securities are convertible into the Company’s common stock or other Marketable Securities (as defined in the indentures), the conversion price;

•

if other than U.S. dollars, the currency or currencies or units based on or related to currencies in which the debt securities will be denominated and in which payments of principal of, and any premium and interest on, such debt securities shall or may be payable;

•

if the principal of (and premium, if any) or interest, if any, on the debt securities are to be payable, at the election of the Company or a Holder of such debt securities, in a currency (including a composite currency) other than that in which such debt securities are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made;

•

if the amount of payments of principal of (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index based on a currency (including a composite currency) other than that in which such debt securities are stated to be payable, the manner in which such amounts shall be determined;

•

provisions, if any, related to the exchange of the debt securities, at the option of the Holders of such debt securities, for other securities of the same series of the same aggregate principal amount or of a different authorized series or different authorized denomination or denominations, or both;

•

the portion of the principal amount of the debt securities, if other than the principal amount thereof, which shall be payable upon declaration of acceleration of the maturity thereof as more fully described under the section “—Events of Default, Notice and Waiver” below;

•	whether the debt securities will be issued in the form of global securities and, if so, the identity of the depositary with respect to such global securities;

•	with respect to subordinated debt securities only, the amendment or modification of the subordination provisions in the subordinated indenture with respect to the debt securities; and

•	any other specific terms.

We may issue debt securities of any series at various times and we may reopen any series for further issuances from time to time without notice to existing Holders of securities of that series.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own competent tax and financial advisors on these important matters.

Unless we specify otherwise in the applicable prospectus supplement, the covenants contained in the indentures will not provide special protection to Holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.

Unless otherwise set forth in the prospectus supplement, interest on outstanding debt securities will be paid to Holders of record on the date that is 15 days prior to the date such interest is to be paid, or, if not a business day, the next preceding business day. Unless otherwise specified in the prospectus supplement, debt securities will be issued in fully registered form only. Unless otherwise specified in the prospectus supplement, the principal amount of the debt securities will be payable at the corporate trust office of the Trustee in New York, New York. The debt securities may be presented for transfer or exchange at such office unless otherwise specified in the prospectus supplement, subject to the limitations provided in the applicable indenture, without any service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charges payable in connection therewith.

Guarantees

Under the Guarantees (as defined below), each of TWE and TW NY, as primary obligor and not merely as surety, will fully, irrevocably and unconditionally guarantee to each Holder of the debt securities and to the applicable Trustee and its successors and assigns, (1) the full and punctual payment of principal and interest on the debt securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of ours under the indentures (including obligations to the applicable Trustee) and the debt securities and (2) the full and punctual performance within applicable grace periods of all other obligations of ours under the indentures and the debt securities (the “Guarantees”). Such Guarantees will constitute guarantees of payment, performance and compliance and not merely of collection. The obligations of each of TWE and TW NY under the indentures will be unconditional irrespective of the absence or existence of any action to enforce the same, the recovery of any judgment against us or each other or any waiver or amendment of the provisions of the indentures or the debt securities to the extent that any such action or similar action would otherwise constitute a legal or equitable discharge or defense of a guarantor (except that any such waiver or amendment that expressly purports to modify or release such obligations shall be effective in accordance with its terms). The obligations of TWE and TW NY to make any payments may be satisfied by causing us to make such payments. Each of TWE and TW NY shall further agree to waive presentment to, demand of payment from and protest to us and shall also waive diligence, notice of acceptance of its Guarantee, presentment, demand for payment, notice of protest for non-payment, filing a claim if we complete a merger or declare bankruptcy and any right to require a proceeding first against us. These obligations shall be unaffected by any failure or policy of the Trustee to exercise any right under the indentures or under any series of security. If any Holder of any debt security or the Trustee is required by a court or otherwise to return to us, TWE or TW NY, or any custodian, trustee, liquidator or other similar official acting in relation to us, TWE or TW NY, any amount paid by us or any of them to the Trustee or such Holder, the Guarantees of TWE and TW NY, to the extent theretofore discharged, shall be reinstated in full force and effect.

Further, each of the Guarantors agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Senior Indenture Trustee or the Subordinated Indenture Trustee, as applicable, or any Holder of debt securities in enforcing any of their respective rights under the Guarantees. The indentures provide that each of the Guarantees of TWE and TW NY is limited to the maximum amount that can be guaranteed by TWE and TW NY, respectively, without rendering the relevant Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Although we believe the Guarantees of TWE and TW NY are valid and enforceable, under certain circumstances, a court could find a subsidiary’s guarantee void or unenforceable under fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally.

The indentures provide that any Guarantor shall be automatically released from its obligations under its Guarantee upon receipt by the Trustee of a certificate of a Responsible Officer of ours certifying that such Guarantor has no outstanding Indebtedness For Borrowed Money, as of the date of such certificate, other than any other Guarantee of Indebtedness For Borrowed Money that will be released concurrently with the release of such Guarantee. In addition, TW NY will be released from its Guarantee under such circumstances only if it is also a wholly owned direct or indirect subsidiary of ours. Also, if any of these conditions are satisfied, the applicable Guarantor may not guarantee a new issuance of debt securities. However, there is no covenant in the indentures that would prohibit any such Guarantor from incurring Indebtedness For Borrowed Money after the date such Guarantor is released from its Guarantee.

The indentures further provide that we and the Trustee may enter into a supplemental indenture without the consent of the Holders to add additional guarantors in respect of the debt securities.

Ranking and Subordination

Ranking

The senior debt securities will be our unsecured, senior obligations, and will rank equally with our other unsecured and unsubordinated obligations. The Guarantees of the senior debt securities will be unsecured and senior obligations of each of TWE and TW NY, and will rank equally with all other unsecured and unsubordinated obligations of TWE and TW NY, respectively. The subordinated debt securities will be our unsecured, subordinated obligations and the Guarantees of the subordinated debt securities will be unsecured and subordinated obligations of each of TWE and TW NY.

The debt securities and the Guarantees will effectively rank junior in right of payment to any of our or the Guarantors’ existing and future secured obligations to the extent of the value of the assets securing such obligations. The debt securities and the Guarantees will be effectively subordinated to all existing and future liabilities, including indebtedness and trade payables, of our non-guarantor subsidiaries. The indentures do not limit the amount of unsecured indebtedness or other liabilities that can be incurred by our non-guarantor subsidiaries.

Furthermore, we and TW NY are holding companies with no material business operations. The ability of each of us and TW NY to service our respective indebtedness and other obligations is dependent primarily upon the earnings and cash flow of our and TW NY’s respective subsidiaries and the distribution or other payment to us or TW NY of such earnings or cash flow.

Subordination

If issued, the indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all our Senior Indebtedness (as defined below). During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our Senior Indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, Holders of our subordinated debt securities may receive less, ratably, than Holders of our Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The subordination provisions also apply in the same way to each Guarantor with respect to the Senior Indebtedness of such Guarantor.

The term “Senior Indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•

all of the indebtedness of that person for borrowed money, including any indebtedness secured by a mortgage or other lien which is (1) given to secure all or part of the purchase price of property subject to the mortgage or lien, whether given to the vendor of that property or to another lender, or (2) existing on property at the time that person acquires it;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other similar instruments sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•

all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•

all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities, and any unsubordinated guarantee obligations of ours or any Guarantor to which we and the Guarantors are a party, including the Guarantors’ Guarantees of our debt securities and other Indebtedness For Borrowed Money, constitute Senior Indebtedness for purposes of the subordinated indenture.

Pursuant to the subordinated indenture, the subordinated indenture may not be amended, at any time, to alter the subordination provisions of any outstanding subordinated debt securities without the consent of the requisite holders of each outstanding series or class of Senior Indebtedness (as determined in accordance with the instrument governing such Senior Indebtedness) that would be adversely affected.

Certain Covenants

Limitation on Liens

The indentures provide that neither we nor any Material Subsidiary of ours shall incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness For Borrowed Money that is secured by a lien on any asset now owned or hereafter acquired by us or it unless we make or cause to be made effective provisions whereby the debt securities will be secured by such lien equally and ratably with (or prior to) all other indebtedness thereby secured so long as any such indebtedness shall be secured. The foregoing restriction does not apply to the following:

•	liens existing as of the date of the applicable indenture;

•	liens issued, created or assumed by Subsidiaries of ours to secure indebtedness of such Subsidiaries to us or to one or more other Subsidiaries of ours;

•

liens affecting property of a Person existing at the time it becomes a Subsidiary of ours or at the time it merges into or consolidates with us or a Subsidiary of ours or at the time of a sale, lease or other disposition of all or substantially all of the properties of such Person to us or our Subsidiaries;

•

liens on property or assets existing at the time of the acquisition thereof or incurred to secure payment of all or a part of the purchase price thereof or to secure indebtedness incurred prior to, at the time of, or within 18 months after the acquisition thereof for the purpose of financing all or part of the purchase price thereof, in a principal amount not exceeding 110% of the purchase price;

•

liens on any property to secure all or part of the cost of improvements or construction thereon or indebtedness incurred to provide funds for such purpose in a principal amount not exceeding 110% of the cost of such improvements or construction;

•	liens on shares of stock, indebtedness or other securities of a Person that is not a Subsidiary of ours;

•	liens in respect of capital leases entered into after the date of the applicable indenture provided that such liens extend only to the property or assets that are the subject of such capital leases;

•	liens resulting from progress payments or partial payments under United States government contracts or subcontracts;

•

any extensions, renewal or replacement of any lien referred to above or of any indebtedness secured thereby; provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, or at the time the lien was issued, created or assumed or otherwise permitted, and that such extension, renewal or replacement lien shall be limited to all or part of substantially the same property which secured the lien extended, renewed or replaced (plus improvements on such property);

•	liens in favor of the Trustees;

•	with respect to the subordinated indenture and subordinated debt securities only, liens securing Senior Indebtedness and the guarantees securing such Senior Indebtedness; and

•

other liens arising in connection with our indebtedness and our Subsidiaries’ indebtedness in an aggregate principal amount for us and our Subsidiaries not exceeding at the time such lien is issued, created or assumed the greater of (a) 15% of the Consolidated Net Worth of our company and (b) $500 million.

Limitation on Consolidation, Merger, Conveyance or Transfer on Certain Terms

None of our company, TWE or TW NY shall consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

(1)    (a) in the case of our company, the Person formed by such consolidation or into which our company is merged or the Person which acquires by conveyance or transfer the properties and assets of our company substantially as an entirety shall be organized and existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance of every covenant of the applicable indenture (as supplemented from time to time) on the part of our company to be performed or observed; (b) in the case of TWE or TW NY, the Person formed by such consolidation or into which TWE or TW NY is merged or the Person which acquires by conveyance or transfer the properties and assets of TWE or TW NY substantially as an entirety shall be either (i) one of us, TWE or TW NY or (ii) a Person organized and existing under the laws of the United States of America or any State or the District of Columbia, and in the case of clause (ii), shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the performance of every covenant of the applicable indenture (as supplemented from time to time) on the part of TWE or TW NY to be performed or observed;

(2)    immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and

(3)    we have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this covenant and that all conditions precedent provided for relating to such transaction have been complied with.

Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of our company, TWE or TW NY substantially as an entirety as set forth above, the successor Person formed by such consolidation or into which our company, TWE or TW NY is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of our company, TWE or TW NY, as the case may be, under the applicable indenture with the same effect as if such successor had been named as our company, TWE or TW NY, as the case may be, in the applicable indenture. In the event of any such conveyance or transfer, our company, TWE or TW NY, as the case may be, as the predecessor shall be discharged from all obligations and covenants under the applicable indenture and the debt securities issued under such indenture and may be dissolved, wound up or liquidated at any time thereafter.

Notwithstanding the foregoing, such provisions with respect to limitations on consolidation, merger, conveyance or transfer on certain terms shall not apply to any Guarantor if at such time such Guarantor has been released from its obligations under its Guarantee upon receipt by the applicable Trustee of a certificate of a Responsible Officer of ours certifying that such Guarantor has no outstanding Indebtedness For Borrowed Money and, in the case of TW NY, certifying that TW NY is a wholly owned direct or indirect subsidiary of our company, each as described above under “—Guarantees.”

Subject to the foregoing, the indentures and the debt securities do not contain any covenants or other provisions designed to afford Holders of debt securities protection in the event of a recapitalization or highly leveraged transaction involving our company.

Any additional covenants of our company, TW NY or TWE pertaining to a series of debt securities will be set forth in a prospectus supplement relating to such series of debt securities.

Certain Definitions

The following are certain of the terms defined in the indentures:

“Consolidated Net Worth” means, with respect to any Person, at the date of any determination, the consolidated stockholders’ or owners’ equity of the holders of capital stock or partnership interests of such Person and its subsidiaries, determined on a consolidated basis in accordance with GAAP consistently applied.

“GAAP” means generally accepted accounting principles as such principles are in effect in the United States as of the date of the applicable indenture.

“Holder” when used with respect to any debt securities, means a holder of the debt securities, which means a Person in whose name a debt security is registered in the Security Register.

“Indebtedness For Borrowed Money” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all guarantee obligations of such Person with respect to Indebtedness For Borrowed Money of others. The Indebtedness For Borrowed Money of any Person shall include the Indebtedness For Borrowed Money of any other entity (including any partnership in which such Person is general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other contractual relationship with such entity, except to the extent the terms of such Indebtedness For Borrowed Money provide that such Person is not liable therefor.

“Material Subsidiary” means any Person that is a Subsidiary if, at the end of the most recent fiscal quarter of our company, the aggregate amount, determined in accordance with GAAP consistently applied, of securities of, loans and advances to, and other investments in, such Person held by us and our other Subsidiaries exceeded 10% of our Consolidated Net Worth.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Responsible Officer” when used with respect to us, means any of the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Senior Executive Vice President, General Counsel, Treasurer or Controller of our company (or any equivalent of the foregoing officers).

“Security Register” means the register or registers we shall keep or cause to be kept, in which, we shall provide for the registration of debt securities, or of debt securities of a particular series, and of transfers of debt securities or of debt securities of such series.

“Subsidiary” means, with respect to any Person, any corporation more than 50% of the voting stock of which is owned directly or indirectly by such Person, and any partnership, association, joint venture or other entity in which such Person owns more than 50% of the equity interests or has the power to elect a majority of the board of directors or other governing body.

Optional Redemption

Unless we specify otherwise in the applicable prospectus supplement, we may redeem any of the debt securities as a whole at any time or in part from time to time, at our option, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each Holder of the debt securities to be redeemed, at respective redemption prices equal to the greater of:

•	100% of the principal amount of the debt securities to be redeemed, and

•

the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted to the redemption date, on a semi-annual basis, assuming a 360 day year consisting of twelve 30 day months, at the Treasury Rate, as defined below, plus the number, if any, of basis points specified in the applicable prospectus supplement;

plus, in each case, accrued interest to the date of redemption that has not been paid (such redemption price, the “Redemption Price”).

“Comparable Treasury Issue” means, with respect to the debt securities, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the debt securities being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such debt securities.

“Comparable Treasury Price” means, with respect to any redemption date for the debt securities: (1) the average of two Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or (2) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by the Trustee.

“Independent Investment Banker” means one of the Reference Treasury Dealers, to be appointed by us.

“Reference Treasury Dealer” means four primary U.S. Government securities dealers to be selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each debt security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such debt security, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date for the debt securities: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury debt securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the debt securities, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

On and after the redemption date, interest will cease to accrue on the debt securities or any portion thereof called for redemption, unless we default in the payment of the Redemption Price, and accrued interest. On or before the redemption date, we shall deposit with a paying agent, or the applicable Trustee, money sufficient to pay the Redemption Price of and accrued interest on the debt securities to be redeemed on such date. If we elect to redeem less than all of the debt securities of a series, then the Trustee will select the particular debt securities of such series to be redeemed in a manner it deems appropriate and fair.

Defeasance

Each indenture provides that we (and, to the extent applicable, TWE and TW NY), at our option,

(a)    will be Discharged from any and all obligations in respect of any series of debt securities (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated senior debt securities, maintain paying agencies and hold moneys for payment in trust), or

(b)    need not comply with the covenants described above under “—Certain Covenants,” and any other restrictive covenants described in a prospectus supplement relating to such series of debt securities, the Guarantors will be released from the Guarantees and certain Events of Default (other than those arising out of the failure to pay interest or principal on the debt securities of a particular series and certain events of bankruptcy, insolvency and reorganization) will no longer constitute Events of Default with respect to such series of debt securities, in each case if we deposit with the Trustee, in trust, money or the equivalent in securities of the government which issued the currency in which the debt securities are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series.

To exercise any such option, we are required, among other things, to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the Holders of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a Discharge pursuant to clause (a) above, accompanied by a ruling to such effect received from or published by the United States Internal Revenue Service.

In addition, we are required to deliver to the Trustee an Officers’ Certificate stating that such deposit was not made by us with the intent of preferring the Holders over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding creditors of ours or others.

Events of Default, Notice and Waiver

Each indenture provides that, if an Event of Default specified therein with respect to any series of debt securities issued thereunder shall have happened and be continuing, either the Trustee thereunder or the Holders of 25% in aggregate principal amount of the outstanding debt securities of such series (or 25% in aggregate principal amount of all outstanding debt securities under such indenture, in the case of certain Events of Default affecting all series of debt securities issued under such indenture) may declare the principal of all the debt securities of such series to be due and payable.

“Events of Default” in respect of any series are defined in the indentures as being:

•	default for 30 days in payment of any interest installment with respect to such series;

•

default in payment of principal of, or premium, if any, on, or any sinking or purchase fund or analogous obligation with respect to, debt securities of such series when due at their stated maturity, by declaration or acceleration, when called for redemption or otherwise;

•

default for 90 days after written notice to us (or TWE or TW NY, if applicable) by the Trustee thereunder or by Holders of 25% in aggregate principal amount of the outstanding debt securities of such series in the performance, or breach, of any covenant or warranty pertaining to debt securities of such series;

•

certain events of bankruptcy, insolvency and reorganization with respect to us or any Material Subsidiary of ours which is organized under the laws of the United States or any political sub-division thereof or the entry of an order ordering the winding up or liquidation of our affairs; and

•	any Guarantee ceasing to be, or asserted by any Guarantor as not being, in full force and effect, enforceable according to its terms, except to the extent contemplated by the applicable indenture.

Any additions, deletions or other changes to the Events of Default which will be applicable to a series of debt securities will be described in the prospectus supplement relating to such series of debt securities.

Each indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to the debt securities of any series issued under such indenture, give to the Holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on any of the debt securities of such series, the Trustee thereunder will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Holders of the debt securities of such series. The term “default” for the purpose of this provision means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of such series.

Each indenture contains provisions entitling the Trustee under such indenture, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, to be indemnified to its reasonable satisfaction by the Holders of the debt securities before proceeding to exercise any right or power under the applicable indenture at the request of Holders of such debt securities.

Each indenture provides that the Holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under such indenture may direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee in respect of such series, subject to certain conditions.

In certain cases, the Holders of a majority in principal amount of the outstanding debt securities of any series may waive, on behalf of the Holders of all debt securities of such series, any past default or Event of Default with respect to the debt securities of such series except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, if any, on any of the senior debt securities of such series or payment of any sinking or purchase fund or analogous obligations with respect to such senior debt securities.

Each indenture includes a covenant that we will file annually with the Trustee a certificate of no default or specifying any default that exists.

Modification of the Indentures

We and the Trustee may, without the consent of the Holders of the debt securities issued under the indenture governing such debt securities, enter into indentures supplemental to the applicable indenture for, among others, one or more of the following purposes:

(1) to evidence the succession of another Person to us, TWE or TW NY and the assumption by such successor of our company’s, TWE’s or TW NY’s obligations under the applicable indenture and the debt securities of any series or the Guarantees relating thereto;

(2) to add to the covenants of our company, TWE or TW NY, or to surrender any rights or powers of our company, TWE or TW NY, for the benefit of the Holders of debt securities of any or all series issued under such indenture;

(3) to cure any ambiguity, to correct or supplement any provision in the applicable indenture which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under such indenture;

(4) to add to the applicable indenture any provisions that may be expressly permitted by the Trust Indenture Act of 1939, as amended, or “the Act,” excluding the provisions referred to in Section 316(a)(2) of the Act as in effect at the date as of which the applicable indenture was executed or any corresponding provision in any similar federal statute hereafter enacted;

(5) to establish the form or terms of any series of debt securities to be issued under the applicable indenture, to provide for the issuance of any series of debt securities and/or to add to the rights of the Holders of debt securities;

(6) to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of debt securities or to add or change any of the provisions of the applicable indenture as shall be necessary to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the applicable indenture;

(7) to provide any additional Events of Default;

(8) to provide for uncertificated securities in addition to or in place of certificated securities; provided that the uncertificated securities are issued in registered form for certain federal tax purposes;

(9) to provide for the terms and conditions of converting those debt securities that are convertible into common stock or another such similar security;

(10) to secure any series of debt securities pursuant to the applicable indenture’s limitation on liens;

(11) to add additional guarantors in respect of the debt securities;

(12) to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the applicable indenture or any supplemental indenture under the Act; and

(13) to make any other change that does not adversely affect the rights of the Holders of the debt securities.

No supplemental indenture for the purpose identified in clauses (2), (3), (5) or (7) above may be entered into if to do so would adversely affect the rights of the Holders of debt securities of any series issued under the same indenture in any material respect.

Each indenture contains provisions permitting us and the Trustee under such indenture, with the consent of the Holders of a majority in principal amount of the outstanding debt securities of all series issued under such indenture to be affected voting as a single class, to execute supplemental indentures for the purpose of adding any provisions to or changing or eliminating any of the provisions of the applicable indenture or modifying the rights of the Holders of the debt securities of such series to be affected, except that no such supplemental indenture may, without the consent of the Holders of affected debt securities, among other things:

(1) change the maturity of the principal of, or the maturity of any premium on, or any installment of interest on, any such debt security, or reduce the principal amount or the interest or any premium of any such debt securities, or change the method of computing the amount of principal or interest on any such debt securities on any date or change any place of payment where, or the currency in which, any debt securities or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity of principal or premium, as the case may be;

(2) reduce the percentage in principal amount of any such debt securities the consent of whose Holders is required for any supplemental indenture, waiver of compliance with certain provisions of the applicable indenture or certain defaults under the applicable indenture;

(3) modify any of the provisions of the applicable indenture related to (i) the requirement that the Holders of debt securities issued under such indenture consent to certain amendments of the applicable indenture, (ii) the waiver of past defaults and (iii) the waiver of certain covenants, except to increase the percentage of Holders required to make such amendments or grant such waivers;

(4) impair or adversely affect the right of any Holder to institute suit for the enforcement of any payment on, or with respect to, such senior debt securities on or after the maturity of such debt securities; or

(5) amend or modify the terms of any of the Guarantees in a manner adverse to the Holders.

In addition, the subordinated indenture provides that we may not make any change in the terms of the subordination of the subordinated debt securities of any series in a manner adverse in any material respect to the Holders of any series of subordinated debt securities without the consent of each Holder of subordinated debt securities that would be adversely affected.

Pursuant to the subordinated indenture, the subordinated indenture may not be amended, at any time, to alter the subordination provisions of any outstanding subordinated debt securities without the consent of the requisite holders of each outstanding series or class of Senior Indebtedness (as determined in accordance with the instrument governing such Senior Indebtedness) that would be adversely affected.

The Trustee

The Bank of New York Mellon is the Trustee under each indenture. The Trustee is a depository for funds and performs other services for, and transacts other banking business with, us in the normal course of business. The Bank of New York Mellon is also the trustee under the senior indenture governing the senior debt securities of TWE.

Governing Law

The indentures will be governed by, and construed in accordance with, the laws of the State of New York.

Global Securities

We may issue debt securities through global securities. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of the security. If we do issue global securities, the following procedures will apply.

We will deposit global securities with the depositary identified in the prospectus supplement. After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of persons who have accounts with the depositary. These account Holders are known as “participants.” The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Only a participant or a person who holds an interest through a participant may be the beneficial owner of a global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

We and the Trustee will treat the depositary or its nominee as the sole owner or Holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names. They also will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or Holders of the debt securities.

Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or the maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary, upon receipt of any payments, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in “street names,” and will be the responsibility of the participants.

If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue registered securities in exchange for the global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities. In that event, we will issue debt securities of that series in definitive form in exchange for the global securities.

DESCRIPTION OF THE CAPITAL STOCK

The following description of the terms of our common stock and preferred stock sets forth certain general terms and provisions of our common stock and preferred stock to which any prospectus supplement may relate. This section also summarizes relevant provisions of the Delaware General Corporation Law, which we refer to as “Delaware law.” The following summary of the terms of our common stock and preferred stock does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Delaware law and our Second Amended and Restated Certificate of Incorporation, as amended, or our “Certificate of Incorporation” and amended and restated by-laws, copies of which are exhibits to the registration statement of which this prospectus forms a part.

Common Stock

Common stock authorized and outstanding.    Under our Certificate of Incorporation, we are authorized to issue up to 8,333,333,333 shares of common stock, par value $0.01 per share. The common stock is non-assessable. As of March 31, 2011, approximately 343.4 million shares of common stock were issued and outstanding.

Voting.    Each holder of our common stock is entitled to one vote for each share of our common stock held of record by such holder with respect to all matters on which stockholders are entitled to vote.

Dividends, Liquidation and Dissolution.    The holders of our common stock are entitled to receive dividends when, as, and if declared by our board of directors out of legally available funds. Upon our liquidation or dissolution, the holders of our common stock will be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Listing and CUSIP Number.    The common stock is listed on the New York Stock Exchange under the symbol “TWC” under the CUSIP number 88732J 207.

Preemptive Rights.    The holders of our common stock do not have preemptive rights to purchase or subscribe for any of our stock or other securities.

The rights, preferences and privileges of holders of our common stock will be subject to the rights of the holders of shares of any series of preferred stock that may be issued in the future.

Preferred Stock

Under our Certificate of Incorporation, we are authorized to issue up to 1,000,000,000 shares of preferred stock. Our board of directors is authorized under our Certificate of Incorporation, subject to limitations prescribed by Delaware law, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors is also authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the holders of our common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of our common stock, which could have an adverse impact on the market price of our common stock. We have no current plan to issue any shares of preferred stock.

The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, may differ from those of any and all other series at any time outstanding.

Selected Provisions of our Certificate of Incorporation and Amended and Restated By-laws and Delaware Law

Board of Directors.    Our Certificate of Incorporation and our amended and restated by-laws provide that the number of directors constituting our board of directors shall be fixed from time to time by our board of directors, subject to the right of holders of any series of preferred stock that we may issue in the future to designate additional directors. Uncontested elections of directors are subject to a majority vote whereby nominees must receive more votes cast “for” such director than votes cast “against” such director (with “abstentions,” “withheld” votes and “broker non-votes” not counted as a vote cast) and any incumbent director who fails to receive a majority of the votes cast in such election must submit an offer to resign to our board of directors. Our board of directors may either accept such resignation offer or reject such resignation offer and address the underlying cause(s) of the votes cast against such director. In any contested election of directors, the persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, will be deemed elected. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Any of our directors may be removed with or without “cause” by a majority vote of the holders of our common stock at any annual or special meeting of the stockholders, subject to the provisions of our Certificate of Incorporation and our amended and restated by-laws. If a director resigns, is removed from office or otherwise is unable to serve, such vacancy will be filled by a vote of a majority of the directors then serving, whether or not they represent a quorum.

Special meetings of stockholders.    Our amended and restated by-laws provide that special meetings of our stockholders may be called only by our chairman, our chief executive officer or by a majority of the members of our board of directors, excluding any vacancies or unfilled newly-created directorships, and, subject to the rights of any holders of any series of preferred stock that we may issue in the future, our stockholders are not permitted to call a special meeting of stockholders, to require that the chairman or chief executive officer call such a special meeting, or to require that the board of directors request the calling of a special meeting of stockholders.

Advance notice requirements for stockholder proposals and director nominations.    Our amended and restated by-laws establish advance notice procedures for:

•	stockholders to nominate candidates for election as a director; and

•	stockholders to propose topics at annual stockholders’ meetings.

Stockholders must notify the corporate secretary in writing prior to the meeting at which the matters are to be acted upon or the directors are to be elected. The notice must contain the information specified in our amended and restated by-laws including, but not limited to, information with respect to the beneficial ownership of our common stock and/or the ownership of derivative securities that have a value associated with our common stock held by the proposing stockholder and its associates and any voting or similar agreement the proposing stockholder has entered into with respect to our common stock. To be timely, the notice must be received at our corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the preceding year’s annual meeting, to be timely, notice by the stockholder must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we first notify stockholders of the date of the annual meeting by public announcement, including disclosures in a press release reported by a news wire service, in a communication distributed generally to stockholders and in a public filing with the U.S. Securities and Exchange Commission or in a public posting on our website (“Public Announcement”). In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than the 90th day prior to the special meeting and not later than the later of the 60th day prior to the special meeting or the 10th day following the day on which Public Announcement is made. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.

Action by written consent.    Our Certificate of Incorporation permits our stockholders to act only at annual and special meetings of stockholders and not by written consent. Notwithstanding this provision, holders of any series of preferred stock are entitled to take action by written consent to such extent as may be provided pursuant to any resolutions of the board of directors with respect to any preferred stock. Limitations on the ability of stockholders to act by written consent included in our Certificate of Incorporation could delay or prevent entirely a merger, acquisition or change in control of us, which its stockholders may consider favorable.

Limitation of Liability of Directors

Our Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, a director will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

The inclusion of this provision in our Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against our directors, and may discourage or deter stockholders or us from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might benefit us and our stockholders. This provision does not limit or eliminate our rights or those of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under federal securities laws. In addition, our amended and restated by-laws provide that we will indemnify each director and officer and may indemnify employees and agents, as determined by our board of directors, to the fullest extent provided by the laws of the State of Delaware.

Anti-Takeover Provisions of our Certificate of Incorporation and Amended and Restated By-laws and Delaware Law

In general, Section 203 of Delaware law prevents an interested stockholder, which is defined generally as a person owning 15% or more of the corporation’s outstanding voting stock, of a Delaware corporation from engaging in a business combination (as defined therein) for three years following the date that person became an interested stockholder unless various conditions are satisfied. Under our Certificate of Incorporation, we have elected to be subject to the provisions of Section 203. Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the common stock is BNY Mellon Shareowner Services.

DESCRIPTION OF THE DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares rather than full shares of the preferred stock of a series. In the event that we determine to do so, we will issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular series of preferred stock as more fully described below.

The shares of any series of preferred stock represented by depositary shares will be deposited under one or more deposit agreements among us, a depositary to be named in the applicable prospectus supplement, and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the applicable deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented thereby (including, as applicable, dividend, voting, redemption, subscription and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related series of preferred stock.

The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which such general provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares or the deposit agreement described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement relating to such deposited shares. The forms of deposit agreement and depositary receipt will be filed as exhibits to the documents incorporated or deemed to be incorporated by reference in this prospectus.

The following summary of certain provisions of the depositary shares and deposit agreement does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the deposit agreement and the applicable prospectus supplement, including the definitions.

Immediately following our issuance of shares of a series of preferred stock that will be offered as fractional shares, we will deposit the shares with the depositary, which will then issue and deliver the depositary receipts to the purchasers thereof. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and such temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the related series of preferred stock to the record holders of depositary shares relating to the series of preferred stock in proportion to the number of the depositary shares owned by the holders.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto in proportion to the number of depositary shares owned by the holders, unless the depositary determines that the distribution cannot be made proportionately among the holders or that it is not feasible to make the distributions, in which case the depositary may, with our approval, adopt any method as it deems equitable and practicable for the purpose of effecting the distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at the place or places and upon those terms as it may deem proper.

The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges.

Redemption of Depositary Shares

If any series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any redemption, in whole or in part, of the series of the preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the depositary.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the moneys payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon such redemption, upon surrender to the depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the depositary for any depositary shares that the holders thereof fail to redeem will be returned to us after a period of two years from the date the funds are so deposited.

Voting the Underlying Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the series of preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the related series of preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of the series of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of preferred stock represented by the depositary shares in accordance with the instructions, provided the depositary receives the instructions sufficiently in advance of the meeting to enable it to so vote or cause to be voted the shares of preferred stock, and we will agree to take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred stock.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement and subject to the terms thereof, the holder of the depositary shares evidenced thereby is entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of preferred stock and any money or other property, if any, represented by the depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock, but holders of the whole shares of preferred stock will not thereafter be entitled to deposit the shares of preferred stock with the depositary or to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of the related series of preferred stock to be withdrawn, the depositary will deliver to the holder or upon his or her order at the same time a new depositary receipt evidencing the excess number of depositary shares.

Amendment and Termination of a Deposit Agreement

The form of depositary receipt evidencing the depositary shares of any series and any provision of the applicable deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment that materially adversely alters the rights of the holders of depositary shares of any series will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares of the series then outstanding. Every holder of a depositary receipt at the time the amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any depositary shares, upon surrender of the depositary receipts evidencing the depositary shares and subject to any conditions specified in the deposit agreement, to receive shares of the related series of preferred stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by us at any time upon not less than 60 days prior written notice to the depositary, in which case, on a date that is not later than 30 days after the date of the notice, the depositary shall deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by the depositary shares. The deposit agreement shall automatically terminate after all outstanding depositary shares have been redeemed or there has been a final distribution in respect of the related series of preferred stock in connection with any liquidation, dissolution or winding up of us and the distribution has been distributed to the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and the governmental charges arising solely from the existence of the depositary arrangements. We will pay the charges of the depositary, including charges in connection with the initial deposit of the related series of preferred stock and the initial issuance of the depositary shares and all withdrawals of shares of the related series of preferred stock, except that holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal is to take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and which we are required to furnish to the holders of the related preferred stock.

The depositary’s corporate trust office will be identified in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, the depositary will act as transfer agent and registrar for depositary receipts and if shares of a series of preferred stock are redeemable, the depositary will also act as redemption agent for the corresponding depositary receipts.

DESCRIPTION OF THE WARRANTS

The following description of the terms of the warrants sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. We may issue warrants for the purchase of senior debt securities, subordinated debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following:

•	the title of such debt warrants;

•	the offering price for such debt warrants, if any;

•	the aggregate number of such debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

•	if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;

•	if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable;

•

the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities or other property);

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States Federal income tax considerations;

•	the antidilution or adjustment provisions of such debt warrants, if any;

•	the redemption or call provisions, if any, applicable to such debt warrants; and

•	any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.

Stock Warrants

The prospectus supplement relating to any particular issue of preferred stock warrants or common stock warrants will describe the terms of such warrants, including the following:

•	the title of such warrants;

•	the offering price for such warrants, if any;

•	the aggregate number of such warrants;

•	the designation and terms of the preferred stock purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;

•	if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable;

•	the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States Federal income tax considerations;

•	the antidilution provisions of such warrants, if any;

•	the redemption or call provisions, if any, applicable to such warrants; and

•	any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF THE PURCHASE CONTRACTS

We may issue, from time to time, purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of senior debt securities, subordinated debt securities, or a specified number of shares of common stock or preferred stock or any of the other securities that we may sell under this prospectus at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts.

The prospectus supplement related to any particular purchase contracts will describe, among other things, the material terms of the purchase contracts and of the securities being sold pursuant to such purchase contracts, and a discussion, if appropriate, of any special United States Federal income tax considerations applicable to the purchase contracts and any material provisions governing the purchase contracts that differ from those described above. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

DESCRIPTION OF THE UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any prospectus supplement related to any particular units will describe, among other things:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	if appropriate, any special United States Federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may offer and sell the securities in any one or more of the following ways:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of the above methods of sale.

Each time we sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the securities and the proceeds we will receive from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;

•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

•	any other information we think is important.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•

in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject, and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery.

Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us, TWE and TW NY or other affiliates of ours in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us for certain expenses.

Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Any underwriters to which offered securities are sold by us for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

If more than 10 percent of the net proceeds of any offering of securities made under this prospectus will be received by members of the Financial Industry Regulatory Authority, which we refer to in this prospectus as “FINRA,” participating in the offering or by affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with NASD Conduct Rule 210(h). The maximum compensation we will pay to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL MATTERS

Certain legal matters in connection with the offered securities will be passed upon for us, TWE and TW NY by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The consolidated financial statements of Time Warner Cable Inc. included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$                % Debentures due 2042

PRELIMINARY PROSPECTUS SUPPLEMENT

August     , 2012

Joint Book-Running Managers

BNP PARIBAS	Citigroup	Morgan Stanley